Exhibit 99.2

Reconciliation of Non-GAAP Measure

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our investor presentation materials, we make reference to non-GAAP adjusted earnings before interest, taxes depreciation and amortization (EBITDA). This non-GAAP measurement has been included as supplemental information. We believe that this measurement represents a useful internal measure of performance. Accordingly, where we provide a non-GAAP measure like adjusted EBITDA, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance. However, because a non-GAAP measure like adjusted EBITDA is not determined in accordance with accounting principles generally accepted in the United States, such measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned non-GAAP measure as presented may not be directly comparable to a similarly titled measure presented by other companies. Adjusted EBITDA is presented as supplemental information and not as an alternative to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measures - Unaudited

(amounts in thousands)

	Fiscal Year
							Year to Date
	2008	2009	2010	2011	2012	2013	Q3 2014
GAAP net income (loss)	$(53,883)	$2,419	$15,957	$19,549	$16,379	$22,489	$8,470
Depreciation and amortization expenses	16,213	16,220	15,311	14,859	14,556	13,060	9,813
Impact of excluding a cumulative catch-up adjustment from a change in accounting estimate related to gift card breakage revenue	-	-	-	-	-	1,984	-
Loss on impairment and asset disposals, net	72,185	9,936	483	3,478	4,955	3,262	15,295
Restructuring expense (benefit)	8,926	40	(1,683)	(502)	-	-	-
Gain on the settlements	-	-	-	-	(683)	(2,156)	-
Interest expense	10,334	7,756	4,244	2,892	3,172	1,640	881
Income tax expense (benefit)	(27,005)	140	4,827	1,663	6,687	9,102	2,376
Loss (income) on discontinued operations, net of tax	11,169	(255)	1,241	(396)	19	1,306	326
Non-GAAP adjusted EBITDA	$37,939	$36,256	$40,380	$41,543	$45,085	$50,687	$37,161